EXHIBIT 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF OPERATIONS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2008

Great Neck, New York – March 5, 2009 – One Liberty Properties, Inc. (NYSE: OLP) today announced that for the three months ended December 31, 2008, it had rental income of $10,954,000 and a net loss of $3,601,000, or a loss of $.35 per share.  The principal reason for the loss is the recognition in the quarter of impairment charges against three properties aggregating $5,231,000, or $.51 per share.  For the three months ended December 31, 2007, One Liberty had rental income of $9,346,000 and net income of $2,333,000, or $.23 per share.  There were no impairment charges recorded during the quarter ended December 31, 2007.  The weighted average number of common shares outstanding was 10,192,000 and 10,140,000 for the three months ended December 31, 2008 and 2007, respectively.

One Liberty also reported rental income of $40,341,000 for the year ended December 31, 2008 as compared to $38,149,000 for the year ended December 31, 2007.  Net income for the year ended December 31, 2008 was $4,892,000, or $.48 per share, giving effect to a gain of $1,830,000, or $.18 per share, on the sale of excess unimproved land and includes impairment charges recorded against four properties aggregating $5,983,000, or $.59 per share.  This compares with net income of $10,590,000, or $1.05 per share, for the year ended December 31, 2007.  One Liberty did not record any impairment charges in 2007.  The weighted average number of common shares outstanding was 10,183,000 and 10,069,000 for the year ended December 31, 2008 and 2007, respectively.

Funds from operations (FFO) for the three months ended December 31, 2008 was ($1,006,000), or ($.10) per share, compared to $4,458,000, or $.44 per share, for the three months ended December 31, 2007, and FFO for the year ended December 31, 2008 was $13,952,000, or $1.37 per share, compared to $18,645,000, or $1.85 per share, for the year ended December 31, 2007.  Funds from operations, calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, One Liberty’s share of depreciation of its unconsolidated joint ventures and amortization of capitalized leasing expenses, and deducts from net income gain on sale of real estate assets, including One Liberty’s share of the gain on disposition of real estate of consolidated joint ventures.

Commenting on the results of operations, Patrick J. Callan, Jr., President and Chief Executive Officer of the Company, noted that rental income increased by $1,608,000, or 17.2%, quarter over quarter, and $2,192,000, or 5.7%, year over year, due to the acquisition of twelve properties during 2008.  Interest and other income decreased by $254,000, or 84.9%, and $1,243,000, or 70%, for the quarter and year ended December 31, 2008, respectively, due primarily to a decrease in interest rates earned on the Company’s investment in short-term cash equivalents.  In addition, the Company had less cash available for investment during 2008 due to the payment of a special dividend of $6,700,000 to its stockholders in October 2007 and the purchase of 12 properties in 2008.

On the expense side, Mr. Callan reported that exclusive of impairment charges, operating expenses increased by $899,000, or 23.6%, for the three months ended December 31, 2008, and $1,102,000, or 7.2%, for the year ended December 31, 2008.  Mr. Callan noted that operating expenses increased in both periods by approximately $400,000 due to real estate expenses relating to seven properties, which were formerly paid by tenants.  In 2008, One Liberty recorded impairment charges of $752,000 against one property during the second quarter and $5,231,000 against three properties during the fourth quarter.  As a result, total operating expenses increased by $6,130,000 for the three months ended December 31, 2008, and $7,085,000 for the year ended December 31, 2008.

Mr. Callan stated that the national economic recession has taken its toll on the Company’s tenants, particularly its retail tenants, and accordingly, on the Company.  Specifically, Mr. Callan noted that Circuit City, which had stores at five of the Company’s properties, filed for relief under the Federal bankruptcy laws in November 2008, and rejected two of its leases in December 2008 and the remaining three leases in March 2009.  Impairment charges of $5,231,000 were recorded by the Company against three of its former Circuit City properties during the fourth quarter of 2008.

Looking forward, Mr. Callan commented, “We cannot project how our tenants will fare during the continued economic uncertainty.  We expect that consumer confidence and spending will continue to decline and that there will be continuing pressure on our retail tenants.  As a result, we intend to proceed cautiously with new investments and will monitor our portfolio carefully.”

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions.  Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's filings with the Securities and Exchange Commission.  You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	David Kalish
(516) 466-3100

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
Rental income - Note 1	$10,954	$9,346	$40,341	$38,149

Operating expenses:
Depreciation and amortization	2,496	2,029	8,971	8,248
General and administrative	1,615	1,563	6,508	6,430
Impairment charge	5,231	-	5,983	-
Federal excise tax	-	36	-	91
Real estate expenses	522	106	685	293
Leasehold rent	77	77	308	308
Total operating expenses	9,941	3,811	22,455	15,370

Operating income	1,013	5,535	17,886	22,779

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	176	215	622	648
Gain on dispositions of real estate of unconsolidated
joint ventures	-	-	297	583
Interest and other income	45	299	533	1,776
Interest:
Expense - Note 2	(4,674)	(3,712)	(15,645)	(14,931)
Amortization of deferred financing costs	(161)	(160)	(631)	(638)
Gain on sale of excess unimproved land	-	-	1,830	-

Income (loss) from continuing operations	(3,601)	2,177	4,892	10,217
Income from discontinued operations	-	156	-	373

Net income (loss)	$(3,601)	$2,333	$4,892	$10,590

Net income (loss) per common share-basic and diluted:
Income (loss) from continuing operations	$(0.35)	$0.21	$0.48	$1.01
Income from discontinued operations	-	0.02	-	0.04
Net income (loss) per common share	$(0.35)	$0.23	$0.48	$1.05

Funds from operations - Note 3	$(1,006)	$4,458	$13,952	$18,645

Funds from operations per common share-diluted - Note 4	$(0.10)	$0.44	$1.37	$1.85

Weighted average number of common shares outstanding:
Basic and Diluted	10,192	10,140	10,183	10,069

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $1,394 and $468 for the year and three months ended December 31, 2008 and $1,924 and $118 for the year and three months ended December 31, 2007, respectively.

Note 2 - The 2008 periods include $650,000 resulting from a decrease in the fair value of an interest rate swap.

Note 3 - Funds from operations is summarized in the following table:

Net income (loss)	$(3,601)	$2,333	$4,892	$10,590
Add: depreciation of properties	2,496	2,029	8,971	8,248
Add: our share of depreciation in unconsolidated joint ventures	81	80	322	329
Add: amortization of capitalized leasing expenses	18	16	64	61
Deduct: our share of net gain on sale in unconsolidated joint ventures	-	-	(297)	(583)

Funds from operations (a)	$(1,006)	$4,458	$13,952	$18,645

Note 4 - Funds from operations per common share is summarized in the following table:
Net income (loss)	$(0.35)	$0.23	$0.48	$1.05
Add: depreciation of properties	0.24	0.20	0.88	0.82
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.03	0.03
Add: amortization of capitalized leasing expenses	-	-	0.01	0.01
Deduct: our share of net gain on sale in unconsolidated joint ventures	-	-	(0.03)	(0.06)

Funds from operations per common share (a)	$(0.10)	$0.44	$1.37	$1.85

(a)  We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results.  FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time.  In fact real estate values have historically risen and fallen with market conditions.  As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income.  We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP.  You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders.  FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Real estate investments, net	$387,456	$344,042
Investment in unconsolidated joint ventures	5,857	6,570
Cash and cash equivalents	10,947	25,737
Restricted cash	-	7,742
Unbilled rent receivable	10,916	9,893
Other assets	13,929	12,650
Total assets	$429,105	$406,634

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Mortgages and loan payable	$225,514	$222,035
Line of credit	27,000	-
Other liabilities	12,616	13,360
Total liabilities	265,130	235,395

Stockholders' Equity	163,975	171,239
Total liabilities and stockholders' equity	$429,105	$406,634